Exhibit 3.03


          CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                     OF

                              LOEWS CORPORATION



It is hereby certified that:

     1. The name of the Corporation (hereinafter called the "Corporation") is Loews Corporation.

     2. The certificate of incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu of said sentence the following new sentence:

             "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 700,000,000 shares, consisting of 600,000,000 shares of Common Stock of the par value of $1.00 per share and 100,000,000 shares of Preferred Stock of the par value of $.10 per share."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed and attested to on May 8, 2001.


                                                /s/ Barry Hirsch
                                            ---------------------------
                                                    Barry Hirsch
                                                Senior Vice President
                                                  Loews Corporation


ATTEST:

     /s/ Gary W. Garson
-----------------------------
         Gary W. Garson
       Assistant Secretary